UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 21, 2005
(Date of earliest event reported)

Inland's Monthly Income Fund, L.P.
(Exact name of registrant as specified in the charter)

Delaware	0-16790	36-3525989
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
Former name or former address, if changed since last report)

Item 2.01  Acquisition or Disposition of Assets

On April 21, 2005, the Partnership sold one of its assets, the Douglas Living Center, a nursing home located at Hwy. 121, Mattoon, Illinois, to Elite Mattoon, LLC, an unaffiliated third party, for $2,600,000, on an all cash basis. The property had a basis of approximately $1,692,000, resulting in a gain of approximately $793,000, net of closing costs.

On April 21, 2005, the Partnership sold one of its assets, the Hillside Living Center, a nursing home located at Route 34 and Game Farm Road, Yorkville, Illinois, to Elite Yorkville, LLC, an unaffiliated third party, for $2,600,000, on an all cash basis. The property had a basis of approximately $1,760,000, resulting in a gain of approximately $728,000, net of closing costs.

These properties were the remaining assets of the Partnership. We anticipate terminating the Partnership in June 2005, after we have determined the final costs of the Partnership. A final distribution of net sales proceeds from these sales will be distributed to the Limited Partners in June 2005.

Item 9.01  Financial Statements and Exhibits
  Financial Statements. Not Applicable
  Pro Forma Financial Information - Narrative

As a result of the sale of these properties, prospectively there will be no property operations included in the financial statements of the Partnership relating to these properties. The following sets forth the amounts of selected accounts in the financial statements of the Partnership relating to these properties.
	For the three months ended March 31, 2005	For the year ended December 31, 2004
Rental Income	$14,693	$819,725
Operating Expenses	2,625	9,816
Depreciation	32,047	128,190
Net Income (loss)	(19,979)	681,719

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inland's Monthly Income Fund, L.P.
(Registrant)

By:	/s/ Kelly Tucek

Kelly Tucek
Vice President of General Partner and principal financial officer of Inland's Monthly Income Fund, L.P.

Date:	April 28, 2005